Exhibit 99.5

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is based on the historical financial statements of Westmoreland Coal Company and Kemmerer Mine, adjusted to reflect the proposed Kemmerer Acquisition and this offering. The unaudited pro forma combined balance sheet gives effect to the Kemmerer Acquisition and the related financing transactions as if they had occurred on December 31, 2011. The unaudited pro forma combined statement of operations gives effect to the Kemmerer Acquisition and the related financing transactions as if they had occurred on January 1, 2011.

For purposes of this unaudited pro forma combined consolidated financial information, the Kemmerer Acquisition price has been allocated to the tangible assets acquired and liabilities assumed based on a preliminary estimate of fair value of those assets and liabilities. The actual amounts recorded upon the finalization of the purchase price allocation may differ materially from the information presented in the accompanying unaudited pro forma combined consolidated financial information.

Estimates of fair value assigned on the unaudited pro forma combined financial statements presented are preliminary and subject to change, and those changes may be significant. The unaudited pro forma combined financial information is for informational purposes only and is not intended to represent or to be indicative of the combined results of operations or financial position that Westmoreland Coal Company would have reported had the Kemmerer Acquisition been completed as of the dates set forth in this unaudited pro forma combined financial information and should not be taken as indicative of our future combined results of operations or financial position. The actual results may differ significantly from that reflected in the unaudited pro forma combined financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma combined financial information and actual results. The unaudited pro forma combined financial information should be read in conjunction with Westmoreland Coal Company’s consolidated financial statements in the 2011 10-K .

Westmoreland Coal Company and Subsidiaries
Unaudited Pro Forma Combined Balance Sheet
December 31, 2011
(In thousands)

	Historical		Pro Forma
	Westmoreland Coal Company	Kemmerer Mine	Adjustments		Combined

Assets
Current assets:
			$119,365	(a)
			(72,523)	(b)
Cash and cash equivalents	$30,783	$-	(29,448)	(c)	$48,177
Receivables:
Trade	46,235	-	-		46,235
Contractual third party reclamation receivables	11,259	-	-		11,259
Other	3,493	-	-		3,493
	60,987	-	-		60,987

Inventories	25,696	10,018	(465)	(d)	35,249
Other current assets	4,987	-	-		4,987
Total current assets	122,453	10,018	16,929		149,400

Property, plant and equipment:
Land and mineral rights	84,338	227,761	(202,393)	(d)	109,706
Capitalized asset retirement cost	113,863	7,795	7,308	(d)	128,966
Plant and equipment	527,127	188,133	(84,845)	(d)	630,415
	725,328	423,689	(279,930)		869,087
Less accumulated depreciation, depletion and amortization	328,596	278,678	(278,678)	(d)	328,596
Net property, plant and equipment	396,732	145,011	(1,252)		540,491

Advanced coal royalties	2,552	-	-		2,552
Reclamation deposits	71,939	-	-		71,939
Restricted cash and bond collateral	58,305	-	24,700	(c)	83,005
Contractual third party reclamation receivables	87,674	-	-		87,674
Intangible assets	4,879	-	-		4,879
			(4,000)	(b)
Other assets	14,638	-	4,748	(c)	15,386
Investment in subs	-	-	-		-
Total Assets	$759,172	$155,029	$41,125		$955,326

See Notes to Unaudited Pro Forma Combined Financial Statements

Westmoreland Coal Company and Subsidiaries
Unaudited Pro Forma Combined Balance Sheet (cont.)
December 31, 2011
(In thousands)

	Historical		Pro Forma
	Westmoreland Coal Company	Kemmerer Mine	Adjustments		Combined

Liabilities and Shareholders' Deficit
Current liabilities:
Current installments of long-term debt	$20,795	$-	$-		$20,795
Accounts payable and accrued expenses:
Trade	45,326	835	933	(e)	47,094
Production taxes	25,605	-	-		25,605
Workers’ compensation	911	-	-		911
Postretirement medical benefits	13,179	-	-		13,179
SERP	391	-	-		391
Deferred revenue	9,852	-	-		9,852
Asset retirement obligations	19,765	-	-		19,765
Other current liabilities	8,298	-	-		8,298
Total current liabilities	144,122	835	933		145,890

Long-term debt, less current installments	261,474	-	119,365	(a)	380,839
Workers’ compensation, less current portion	10,715	-	-		10,715
Excess of pneumoconiosis benefit obligation over trust assets	6,565	2,421	(2,421)	(f)	6,565
Postretirement medical benefits, less current portion	245,462	55,670	(6,670)	(f)	294,462
Pension and SERP obligations, less current portion	28,991	11,306	518	(f)	40,815
Deferred revenue, less current portion	65,834	-	-		65,834
Asset retirement obligations, less current portion	227,713	22,045	(6,942)	(f)	242,816
Intangible liabilities	7,644	-	-		7,644
Other liabilities	10,510	-	-		10,510

Total Liabilities	1,009,030	92,277	104,783		1,206,090

Shareholders' deficit:
Preferred stock of $1.00 par value	160	-	-		160
Common stock of $2.50 par value	34,527	-	-		34,527
Other paid-in capital	126,288	-	-		126,288
Accumulated other comprehensive loss	(121,455)	-	-		(121,455)
Accumulated deficit	(281,141)	62,752	(63,658)		(282,047)
Total Westmoreland Coal Company shareholders' deficit	(241,621)	62,752	(63,658)		(242,527)
Noncontrolling interest	(8,237)	-	-		(8,237)
Total deficit	(249,858)	62,752	(63,658)		(250,764)
Total Liabilities and Shareholders' Deficit	$759,172	$155,029	$41,125		$955,326

See Notes to Unaudited Pro Forma Combined Financial Statements

Westmoreland Coal Company and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
For the year ended December 31, 2011
(In thousands, except for per share data)

	Historical		Pro Forma
	Westmoreland Coal Company	Kemmerer Mine	Adjustments		Combined

Revenues	$501,713	$144,112	$-		$645,825

Cost and expenses:
			(193)	(g)
Cost of sales	392,787	128,875	(280)	(h)	521,189
Depreciation, depletion and amortization	45,594	13,871	(854)	(i)	58,611
Selling and administrative	40,276	-	-		40,276
Heritage health benefit expenses	18,575	-	-		18,575
Loss on sales of assets	640	-	-		640
Other operating income	(6,785)	-	-		(6,785)
	491,087	142,746	(1,327)		632,506
Operating income	10,626	1,366	1,327		13,319
Other income (expense):
			(13,438)	(j)
			(548)	(k)
Interest expense	(29,769)	-	(464)	(l)	(44,219)
Loss on extinguishment of debt	(17,030)	-	-		(17,030)
Interest income	1,444	-	-		1,444
Other income	(2,572)	-	-		(2,572)
	(47,927)	-	(14,450)		(62,377)
Income (loss) before income taxes	(37,301)	1,366	(13,123)		(49,058)
Income tax (benefit) expense	(426)	-	-	(m)	(426)
Net income (loss)	(36,875)	1,366	(13,123)		(48,632)

Less net loss attributable to noncontrolling interest	(3,775)	-	-		(3,775)
Net income (loss) attributable to the Parent company	(33,100)	1,366	(13,123)		(44,857)
Less preferred stock dividend requirements	1,360	-	-		1,360
Net income (loss) applicable to common shareholders	$(34,460)	$1,366	$(13,123)		$(46,217)

Net income (loss) per share applicable to common shareholders:
Basic and diluted	$(2.61)				$(3.50)

Weighted average number of common shares Outstanding - Basic and diluted	13,192				13,192

See Notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Financial Statements

1. Acquisition of Kemmerer Mine

On December 23, 2011, Westmoreland Coal Company (the “Company”), through a wholly-owned subsidiary, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Chevron Mining, Inc., a Missouri corporation (“Seller”), pursuant to which the Company agreed to purchase from Seller the Kemmerer surface coal mine, associated processing facilities and other related real and personal property assets located in Kemmerer, Wyoming.

On December 23, 2011, the Company paid the seller a $4.0 million cash deposit which was credited toward the purchase price during the closing of the acquisition.

On January 31, 2012, the Company closed on the acquisition of the Kemmerer Mine from the Seller. In addition, on January 31, 2012, the Company completed the issuance and sale of $125,000,000 aggregate principal amount of 10.75% Senior Secured Notes (the “Notes”) due 2018 at a price equal to 95.4916% of their face value.

Other than inventory, the Company did not acquire working capital in the acquisition so working capital of the Kemmerer Mine is not reflected in the pro forma balance sheet.  However going forward, the Company will have working capital requirements related to the Kemmerer Mine.

The purchase consideration for the Kemmerer Mine is estimated at $153.3 million, which includes $76.5 million paid in cash, plus the assumption of approximately $76.8 million of liabilities.  The net proceeds of the Notes financed the $76.5 million cash portion of the purchase consideration, $24.7 million to satisfy the cash bonding obligations for the Kemmerer Mine and cash transaction costs for the Kemmerer Acquisition and the Notes of approximately $6.1 million. The balance of the net proceeds will be used to fund working capital requirements necessary to integrate the Kemmerer operations with the Company’s.

The Kemmerer Acquisition has been accounted for under the acquisition method of accounting which requires the total purchase consideration to be allocated to the assets acquired and liabilities assumed based on estimates of fair value.

The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates.  During the measurement period (which is not to exceed one year from the acquisition date), additional assets or liabilities may be recognized if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets or liabilities as of that date. The preliminary allocation may be adjusted after obtaining additional information regarding, among other things, asset valuations, liabilities assumed and revisions of previous estimates.

A summary of the estimated purchase consideration and a preliminary allocation of the estimated purchase consideration follows (in millions):

Estimated Purchase Consideration

Cash paid	$76.5

Estimated fair value of liabilities assumed:
Postretirement medical cost obligations	49.0
Asset retirement obligations	15.1
Pension obligations	11.8
Accrued liabilities	0.9
Total estimated fair value of liabilities assumed	76.8

Total estimated purchase consideration	$153.3

Allocation of Estimated Purchase Consideration

Inventories	$9.5
Land and mineral rights	25.4
Capitalized asset retirement costs	15.1
Plant and equipment	103.3

Total	$153.3

2. Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet gives effect to the Kemmerer Acquisition and the related financing transactions as if they had occurred on December 31, 2011. The unaudited pro forma combined statement of operations gives effect to the Kemmerer Acquisition and the related financing transactions as if they had occurred on January 1, 2011.

3. Pro Forma Adjustments

The unaudited pro forma combined financial information gives effect to fair value adjustments attributed to the Kemmerer Acquisition and the related offering of Notes. The purchase consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on estimates of fair value.

The unaudited pro forma combined financial statements do not include the effects of any operating efficiencies or cost savings that may be achieved or acquisition and integration expenses.

The pro forma adjustments to the unaudited pro forma combined balance sheet as of December 31, 2011 follow:

(a) Proceeds from the Notes, less debt discount.

(b) Record cash paid for acquisition, less $4.0 million deposit made in December 2011.

(c) Cash requirements for bonding and transaction costs.

(d) Fair value adjustments of assets.

(e) Acquisition costs that have been expensed and charged to accumulated deficit.

(f) Fair value adjustments of liabilities.  The decreases in postretirement medical benefits and asset retirement obligations were primarily due to higher discounts rates used when estimating fair value.  The Kemmerer Mine’s liability related to its pneumoconiosis benefit obligation has been reduced to zero as these obligations will be covered under the Company’s worker’s compensation insurance policy.

The pro forma adjustments to the unaudited pro forma combined statements of operations for the year ended December 31, 2011 are of a recurring nature and follow:

(g) Adjust the accretion expense of the asset retirement obligations as a result of adjustments to record this item at fair market value.

(h) Adjust the net periodic benefit cost of postretirement medical and pension obligations as a result of adjustments to record these items at fair market value.

(i) Adjust the DD&A expense of the coal reserves; capitalized asset retirement costs; and plant and equipment as a result of adjustments to record these items at fair market value.

(j) Record interest expense on the debt obtained for the acquisition.

(k) Record the amortization of the debt discount on the debt obtained for the acquisition.

(l) Record the amortization of debt issuance costs related to the debt obtained for the acquisition.

(m) The Company currently has provided a full valuation allowance against net deferred tax assets.  The Company believes that the Kemmerer Acquisition would not result in an immediate change in the Company’s assessment regarding the valuation allowance. As such, no income tax adjustments from the Kemmerer acquisition have been reflected in the unaudited pro forma combined financial information.